Exhibit 99.1

[TECO Energy, Inc. Logo]

FOR IMMEDIATE RELEASE

TECO ENERGY TO RECORD FOURTH QUARTER IMPAIRMENT CHARGES

Tampa, January 6, 2005 – TECO Energy, Inc. (NYSE: TE) announced that it expects to record fourth quarter 2004 after-tax impairment charges of approximately $480 million primarily related to its remaining merchant power investments. The charges include valuation adjustments related to the Dell, McAdams and Commonwealth Chesapeake power stations and the remaining value of unused steam turbines owned by a TECO Energy subsidiary. The unfinished, 599-megawatt Dell and McAdams plants are located in Arkansas and Mississippi, respectively, and the 315-megawatt Commonwealth Chesapeake Power Station is located on the Delmarva Peninsula in Virginia. Included in the fourth quarter impairment charges is a relatively small valuation adjustment to reflect the current value of the remaining businesses of TECO Solutions. The exact level of these impairment charges is subject to a final review of the market values prior to the completion of the company’s fourth quarter financial results.

TECO Energy conducted its annual valuation review, which considers the prospects for long-term power prices and profitability of the remaining merchant power assets and businesses, in connection with its preparation of the 2004 year-end financial statements. As part of this evaluation, the company also continued its previously announced efforts to review the markets for the remaining merchant facilities, which included an assessment of not only the long-term power price prospects but also opportunities for actual sales of the merchant assets. The results of these efforts contributed to the asset valuations on which the impairments were based.

TECO Energy Chairman and CEO Sherrill Hudson said, “These impairments all relate to businesses that are no longer part of our strategy which is focused on our growing regulated Florida utilities and our other profitable unregulated businesses. While these non-cash charges will reduce our reported fourth quarter and 2004 earnings and impact our balance sheet, they are steps that are consistent with our strategy of eliminating our exposure to the merchant power markets.”

TECO Energy, Inc. (NYSE: TE) is an integrated energy-related holding company with core businesses in the utility sector, complemented by a family of unregulated businesses. Its principal subsidiary, Tampa Electric Company, is a regulated utility with both electric and gas divisions (Tampa Electric and Peoples Gas System). Other subsidiaries are engaged in waterborne transportation, coal and synthetic fuel production and independent power.

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Additional information related to the company and its operations is available at TECO Energy’s web site at www.teconergy.com.

Contact:	News Media: Laura Plumb - (813) 228-1572
Investor Relations: Mark Kane – (813) 228-1772
Internet: http://www.tecoenergy.com

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